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                                                                    Exhibit 99.1

                                                            [QUAKER FABRIC LOGO]

For Release:   AFTER THE MARKET CLOSES

Contact:       LARRY A. LIEBENOW --(508) 646-2264
               CYNTHIA L. GORDAN --(508) 646-2261
               PAUL J. KELLY     --(508) 646-2251

                       QUAKER FABRIC INVESTS IN THE FUTURE

     FALL RIVER, MASSACHUSETTS, July 2, 2004 - - - QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported that it had entered into an agreement to either buy for $21.0 million or lease a 600,000 square foot industrial building, on 33.6 acres of land in the north end of Fall River.

     "We are very excited about this transaction. This single-story, modern manufacturing and warehousing facility, in combination with an additional investment of approximately $3.1 million in automated warehousing equipment, will allow us to consolidate several of our existing operations under one roof - reducing our annual operating costs by approximately $3.0 million beginning in the second half of 2005. It will also give us the space we need to support our future growth," commented Larry Liebenow, Quaker's President and CEO.

     "Right now, we have a total of about 2.1 million square feet of manufacturing and warehousing space in southeastern Massachusetts - spread out over a number of different facilities. By the end of next year, we plan to have moved four of the manufacturing and warehousing operations we are currently conducting in leased facilities into this new

                            Quaker Fabric Corporation
       941 Grinnell Street, Fall River, Massachusetts 02721 * 508-678-1951





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                                                            [QUAKER FABRIC LOGO]

plant - leaving us with a total of 2.4 million square feet and allowing us to significantly reduce our material handling costs," Mr. Liebenow added.

     "Although the long-term savings to Quaker generated by this transaction are expected to be substantial, this building will result in a short-term increase in our operating expenses of approximately $2.1 million over the next twelve months - $1.6 million due to the moving and lease termination costs we will incur as we move out of certain leased facilities and into this new plant, and another $0.5 million attributable to the duplication of certain facilities-related expenses during the period," Mr. Liebenow continued.

     Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world. For the year ended January 3, 2004, the Company had net sales of $325.3 million, net income of $7.9 million, and diluted and basic earnings per share of $0.47 and $0.48, respectively.

     THIS PRESS RELEASE CONTAINS "FORWARD LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2003 FORM 10-K.

                            Quaker Fabric Corporation
       941 Grinnell Street, Fall River, Massachusetts 02721 * 508-678-1951